Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:
“INTERNET INFINITY, INC.”, A DELAWARE CORPORATION,
WITH AND INTO “INTERNET INFINITY, INC.” UNDER THE NAME OF “INTERNET INFINITY, INC.”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF NEVADA, AS RECEIVED AND FILED IN THIS OFFICE THE FOURTEENTH DAY OF MARCH, A.D. 2005, AT 3:41 O’CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

[SEAL]

Date:	By:	/s/ Harriet Smith Windsor
Smith Windsor, Secretary of State

3940853 8100M		AUTHENTICATION: 3747794

050211565		DATE: 03-16-05

Exhibit 2.2
Page 1 of 3 Pages

State of Delaware Secretary of State Division of Corporations Delivered 03:41 PM 03/14/2005 FILED 03:41 PM 03/14/2005 SRV 050211565 - 2556220 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION INTO
FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of each constituent corporation is INTERNET INFINITY, INC., a Nevada corporation, and INTERNET INFINITY, INC., a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

THIRD: The name of the surviving corporation is INTERNET INFINITY, INC., a Nevada corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective when filed in Nevada and Delaware.

SIXTH: The Agreement of Merger is on file at 413 Avenue G, #1, Redondo Beach, CA 90277, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHTH: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 413 Avenue G, #1, Redondo Beach, CA 90277.

Exhibit 2.2
Page 2 of 3 Pages

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 2nd day of March, A.D., 2005.

By:	/s/ George Morris
Authorized Officer
Name: George Morris
Title: President

Exhibit 2.2
Page 3 of 3 Pages